Contact: Stephanie Lerdall, +1 312 696-6037, newsroom@morningstar.com FOR IMMEDIATE RELEASE Anne Bramman Elected to Morningstar’s Board of Directors CHICAGO, January 5, 2026– Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, today announced that Anne Bramman has been elected to Morningstar’s board of directors. Bramman currently serves as a board director and audit committee chair at McCormick & Company and as a senior advisor at Boston Consulting Group. Prior to her current board and advisory roles, Bramman held senior leadership positions as CFO for several global companies including Nordstrom, Avery Dennison, Carnival Cruise Line, and L Brands. Most recently, from 2023 to 2024, she served as CFO and chief growth officer for Circana, a leading consumer analytics platform. Her leadership experience spans more than 30 years across diverse industries. “Anne has tremendous experience driving financial excellence and spearheading business transformations. Her deep management expertise and strategic perspective will make a meaningful impact on Morningstar’s leadership and long-term growth,” said Joe Mansueto, executive chairman of Morningstar. Bramman is widely recognized for creating shareholder value and leading enterprise-wide transformation, financial modernization, and strategic M&A initiatives throughout her career. She also mentors and develops rising finance leaders through various organizations. Bramman holds a bachelor’s degree in business administration from Texas Christian University and a master’s degree in business administration from the University of California, Los Angeles. About Morningstar, Inc. Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, institutional investors in the debt and private capital markets, and alliances and redistributors. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $369 billion in AUMA as of Sept. 30, 2025. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc.

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